Exhibit J
PROCURADURÍA FISCAL DE LA FEDERACIÓN
SUBPROCURADURÍA FISCAL FEDERAL DE
ASUNTOS FINANCIEROS
México, Federal District, June 6, 2008
United Mexican States
Ministry of Finance and Public Credit
Palacio Nacional
Patio Central, Tercer Piso
Oficina 3010
México, D.F. 06000
Ladies and Gentlemen:
Pursuant to Article 79, fraction XV, of the Reglamento Interior de la Secretaría de Hacienda y Crédito Público (“Internal Regulations of the Ministry of Finance and Public Credit”), which sets forth the authority of this Subprocuraduría Fiscal Federal de Asuntos Financieros (“Deputy Federal Fiscal Attorneyship for Financial Affairs”) to express an opinion of law in connection with the legal instruments related to public credit, I, the Deputy Federal Fiscal Attorney for Financial Affairs sign the present opinion concerning the Registration Statement No. 333-131901 filed with the Securities and Exchange Commission on February 16, 2006, and a Registration Statement being filed on the date hereof under Schedule B of the Securities Act of 1933 (the "Registration Statements”), pursuant to which the United Mexican States (“México”) propose to issue from time to time in the United States an aggregate initial offering price of up to U.S. $6,182,398,315 (or its equivalent in one or more currencies or currency units) of its debt and/or warrants, including medium-term notes (the “Notes”).
The present opinion is being delivered to you solely upon the examination of the documents listed in subsection II(2) set forth below, and in accordance with the relevant Mexican law in force as of the date hereof; therefore, I express no opinion other than as to the laws of México. I have assumed for the purpose of this opinion (except with respect to matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the Notes (other than by México) have been duly authorized, executed and delivered by the appropriate party or parties thereto (other than México) and that each such party (other than México) has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under each of the documents to which it is a party; (b) the authenticity of all documents (other than those specified in subsection II(2) paragraph (f) and (g) below) examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of México); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law is relevant to the opinion expressed below, I have relied, without making any independent

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investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to México.
1)	I have examined the following provisions, laws, regulations and Decrees as I have considered necessary to give this opinion:
(a)	all relevant provisions of the Constitución Política de los Estados Unidos Mexicanos (“Political Constitution of the United Mexican States,” or the “Constitution”) and all relevant Mexican laws, decrees, directives or other governmental acts pertaining to the authorization of the issuance and sale of the Notes, including the following:
(i)	the Constitution, Article 73, fraction VIII, and Article 89, fraction I, empowering the Congreso de la Unión (“Mexican Union Congress”) to establish the bases upon which the Ejecutivo Federal (“Federal Executive Branch”) may borrow upon the credit of México;

(ii)	the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2008 (“Mexican Federal Revenue Law for the Fiscal Year 2008"), Article 2, authorizing the Federal Executive Branch to contract for the issuance of securities on foreign markets, for the purposes of exchanging and refinancing México’s external indebtedness;

(iii)	the Ley Orgánica de la Administración Pública Federal (“Organic Law of the Federal Public Administration”), Article 31, fractions V and VI, empowering the Secretaría de Hacienda y Crédito Público (“Ministry of Finance and Public Credit”) to manage the public debt of the Federation and to carry out or authorize all the transactions in which the public credit is used;

(iv)	the Ley General de Deuda Pública (“General Law of Public Debt”), Article 1, fraction I, Article 2, fractions I and IV, Article 3, Article 4, fractions I, II, IV, V and VII, Article 5, fractions I, II, III, IV and V, Articles 8 through 12, Article 16, and Article 17, first paragraph, concerning the incurrence and maintenance of the public debt; the authority of the Ministry of Finance and Public Credit to contract and manage public indebtedness and to formulate the program thereof;

(v)	the Ley del Mercado de Valores (“Law of the Securities Market”), Article 7, referring to the delivery of notice to the Comisión Nacional Bancaria y de Valores, (“Mexican National Banking and Securities Commission”) of public offers abroad of securities issued in México or by Mexican legal entities; and

(vi)	the Internal Regulations of the Ministry of Finance and Public Credit, Articles 4, 7, first paragraph, and 17, fractions VIII, X and XIV, relating to the original power conferred upon the Subsecretario de Hacienda y Crédito Público (“Undersecretary of Finance and Public Credit”) for the processing and

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resolution of all the affairs within the competence of his subordinate units, and the power conferred upon the Titular de la Unidad de Crédito Público (“Deputy Undersecretary for Public Credit”) to take, on behalf and as attorney-in-fact of México, any of the actions required for the issuance, sale and performance by México of the Notes and to execute and deliver on behalf and as attorney-in-fact of México, any agreement, instrument or document relating thereto.
(b)	the decrees dated December 29, 2004 and December 19, 2007 of the Presidente de la República (“President of México”) to the Ministry of Finance and Public Credit with respect to the issuance of the Notes; and

(c)	such other Mexican laws and regulations relevant to the opinion set forth below.
2)	I give this opinion upon the examination of the following instruments and documents:
(a)	the Registration Statements;

(b)	the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995 and by Amendment No. 2 thereto dated as of March 3, 2003 (the “Fiscal Agency Agreement”) between México and Citibank, N.A. as Fiscal Agent;

(c)	the form of Authorization Certificate, pursuant to Section 1(b) of the Fiscal Agency Agreement (the “Authorization Certificate”);

(d)	the forms of the Notes annexed as exhibits to the Authorization Certificate; and

(e)	the Delegations of Authority dated February 14, 2007 issued by the Minister of Finance and Public Credit, authorizing various officials of the Ministry of Finance and Public Credit to execute and deliver, on behalf of México, any and all documents relating to the Notes, including without limitation, the Selling Agency Agreement and the Authorization.
3)	Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that:
Under and with respect to the present laws of México, the Notes have been duly authorized and, when executed and delivered by México and authenticated pursuant to the Fiscal Agency Agreement, and delivered as contemplated by the Registration Statements, will constitute valid and legally binding obligations of México.
I hereby consent to the filing of this opinion with the Registration Statements and to the use of the name of the Deputy Federal Fiscal Attorney of Financial Affairs of México and of the Deputy Fiscal Attorney of the Federation for Financial Affairs of México under the caption “Validity of the Securities” in the prospectus and in any prospectus supplement relating to the offer of the Notes.

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This opinion is delivered solely in connection with the filing of the Registration Statements, and replaces the previous dated as of February 7, 2005.

Very truly yours, /s/ Genaro Alarcón Benito Genaro Alarcón Benito The Deputy Federal Fiscal Attorney for Financial Affairs of the Ministry of Finance and Public Credit of the United Mexican States

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Exhibit 1(a)(i)

[TRANSLATION]
POLITICAL CONSTITUTION OF THE
UNITED MEXICAN STATES
     “Article 73.- The Congress is empowered:
     VIII.- To establish the basis upon which the Executive may borrow upon the credit of the Nation, to approve such borrowings and to acknowledge and order the repayment of the national debt. No borrowing may be made but for the execution of works which will produce an increase in public revenue, except for borrowings made for monetary regulatory purposes, conversion transactions and borrowings contracted during any emergency declared by the President of the Republic under the terms of Article 29;”
     “Article 89. The faculties and duties of the President are the following:
     I. To promulgate and execute the laws that the Congress enacts providing its exact observance within the administrative functions.”

Exhibit 1(a)(ii)

[TRANSLATION]
FEDERAL REVENUE LAW FOR THE FISCAL YEAR 2008
Article 2. The Federal Executive Power, through the Ministry of Finance and Public Credit, is authorized to contract and execute borrowings, loans, and any public indebtedness, including security issuances, under the terms of the General Law of Public Debt and for the financing of the Expenditure Budget for 2008, for an amount of net internal indebtedness of up to 220 billion pesos and for the resulting amount of the execution of the Ley del Instituto de Seguridad y Servicios Sociales de los Trabajadores del Estado, published in the Diario Oficial de la Federación on March 31, 2007, to comply with the authorization contained in the last paragraph of the twenty-first transitory article of such decree. The Federal Executive Power is authorized to contract borrowings or issue securities abroad with the purpose of exchanging or refinancing budgetary duties of the Federal Public Sector in order to obtain a reduction in the net amount of external indebtedness of up to 500 million dollars of the United States of America, and to contract borrowings with International Multilateral Financial Institutions of up to 1,500 million dollars of the United States of America. For the determination of the preceding, the calculation will be made once, on the last banking day of the fiscal year of 2008 considering the exchange rate for the payment of duties denominated in foreign currencies payable on the Mexican Republic published by the Banco de México in the Diario Oficial de la Federación, and the equivalencies of Mexican pesos with respect to other currencies made public by the Banco de México, in all the cases on the dates of formalization of the corresponding transactions.
Also the Federal Executive Power, through the Ministry of Finance and Public Credit, is authorized to issue securities in domestic currency and contract loans for exchange or refinancing of Federal Treasury liabilities, under the terms of the General Law of Public Debt. Likewise, the Federal Executive Power is authorized to contract borrowings or issue securities abroad with the purpose of exchange or refinance external indebtedness.
The Federal Executive Power is authorized, if necessary, to issue in the national market, in the fiscal year of 2008, securities or other indexed instruments at the exchange rate of the Mexican peso for foreign currencies, whenever the total balance of internal public indebtedness registered in such fiscal year does not exceed 10 percent of the average balance of the registered internal indebtedness in such year and the securities or instruments are issued with a due date not less than 365 days. [...]

Exhibit 1(a)(iii)

[TRANSLATION]
ORGANIC LAW OF THE FEDERAL PUBLIC ADMINISTRATION
     “Article 31.- The Ministry of Finance and Public Credit shall be responsible for the following matters:
     V. The management of the public debt of the Federation and of the Department of the Federal District;
     VI. The execution or authorization of all transactions in which public credit is used,”....

Exhibit 1(a)(iv)

[TRANSLATION]
GENERAL LAW OF PUBLIC DEBT
CHAPTER 1
General Provisions
     “Article 1.- Pursuant to this law, the Public Debt is formed by funded, direct or contingent liabilities derived from financing and acquired by the following entities:
     I.          The Federal Executive Power and its branches.
     Article 2.- For purposes of this law financing is understood to mean the contracting of credits or loans internally or externally originated from:
     I.          The subscribing or issuing of credit instruments of any other document payable on term. ...
     IV.       The execution of legal acts analogous to those aforementioned.”
     “Article 3.- The Ministry of Finance and Public Credit pursuant to Article 31 of the Organic Law of the Federal Public Administration is the office of the Executive in charge of the application of this law, as well as interpretation and creation of the regulations that are necessary for its due execution.
     The officers in charge of the Public Entities will be responsible for the strict application of the dispositions of this law, its regulations and the contracting directives issued by the Minister of Finance and Public Credit. The infractions to this law and to the other regulations described will be sanctioned in the terms that legally correspond and according to the regime of the responsibilities of federal public servants.”
CHAPTER II
Power of the Ministry of Finance and Public Credit
     “Article 4.- The Federal Executive Power, through the Ministry of Finance and Public Credit, shall be vested to:
     I.          Issue securities and contract loans for productive public investment purposes for conversion or refinancing of Federal Treasury liabilities or monetary regulation purposes.
     Currencies, amortization terms, interest rates of issued securities or loan agreements, as well as any other covenants shall be determined by the Ministry according to the conditions prevailing in money and capital markets.

II.	Formulate the financial program of the public sector pursuant to which the public debt shall be managed, including the requirements of foreign currency necessary to manage the external debt service. ...

IV.	Ensure that the proceeds obtained from public debt be destined to the fulfillment of projects, activities and enterprises that support the social and economic development plans; that they generate revenues for their repayment or that they be applied towards the improvement of the public debt structure.

V.	Contract and administer the Federal Government public debt and grant its guaranty thereof in credit transactions with international organizations, of which Mexico is a member or with public or private national or foreign institutions provided that the credits be directed to the execution of investment projects or productive activities consistent with those social and economic development policies approved by the Executive that generate the necessary resources for the repayment of the credit and that the credit is adequately guaranteed. ...

VII.	Supervise that the payment of principal and interest on the borrowings be punctually covered by the debtor agencies.”

“Article 5.- The Ministry of Finance and Public Credit shall also be vested with the following powers:

I.	To contract directly the financing granted to the Federal Government, under the terms of this Law.

II.	To submit for the approval of the President of the Republic bond issues to be placed in the country and abroad which may consist of one or several series that shall be placed into circulation as authorized by the Executive Branch through the Ministry of Finance and Public Credit. These issues shall constitute direct, general, and unconditional obligations of the United Mexican States pursuant to the terms set forth in the deeds of issue or respective agreements. Other terms shall be specified by the Ministry at the time the relevant deeds of issue or agreements are executed.

Titles evidencing issues to be placed abroad, acquired by foreigners not residents of Mexico shall not be subject to taxation. The Ministry of Finance and Public Credit may extend this treatment to the financial agents of the Federal Government when they make issuances on behalf of the Government itself.

III.	To adopt the administrative measures concerning the payment of principal, interest, fees, financial charges, requirements and formalities of the deeds of issue and contractual documents relating to the securities, as well as the replacement of those securities evidencing national and foreign currency liabilities, and for their quotation in foreign and national stock markets. It is also empowered to agree with the creditor thereof in the creation of sinking funds for repayment of redeemed securities.

IV.	To authorize government agencies referred to in Sections II to VI of Article 1 to contract external financing.

V.	To administer the registration of the debt of the federal public sector.”
     “Article 8.- The loans contracted or authorized by The Ministry of Finance and Public Credit must be included in the financial program elaborated under the terms of Chapter III of this Law and in the general debt program.”
CHAPTER III
Programming of the Public Debt
     “Article 9.- Congress shall authorize the amount of domestic and foreign direct net indebtedness necessary for the financing of the Federal Government and of the federal public sector Agencies, included in the Revenue Law and in the National Expenditure Budget, as well as that of the Federal District Department.
     The Executive Branch shall inform Congress on the current debt situation when presenting the yearly public account and when remitting the revenue program, and shall report on a quarterly basis the movements of said statement, within forty-five days following the end of the respective quarter. These amounts shall not include the changes concerning monetary regulation purposes.”
     “Article 10.- When submitting to Congress the bill of the Revenue Law and the National Expenditure Budget, the Executive Branch shall propose the amount of foreign and domestic net indebtedness necessary for financing the corresponding fiscal year’s Federal Budget, providing sufficient judgment elements for supporting his proposal. When approving the Revenue Law, Congress may empower the Executive Branch to draw or authorize additional amounts if the Executive considers that exceptional economic circumstances have arisen. In such cases the Executive Branch immediately notify Congress.
     The Executive Branch present the pertinent proposals in the Revenue Law bill and the Expenditure Budget bill of the Federal District Department, leaving the relevant financing subject where applicable to the terms of this Law.”
     “Article 11.- In order to determine the financial needs referred to in the preceding article, the Ministry of Finance and Public Credit shall be informed through the Ministries or Administrative Departments commissioned with the coordination of the corresponding sector, of those projects and activity programs duly approved by the Ministry of Planning and Budgeting, whose execution requires financing.”
     “Article 12.- The amount of indebtedness approved by Congress shall constitute the basis for contracting the necessary credits to finance the Federal Budget and that of the Federal District. The net indebtedness of included governmental Agencies in said budget without exception shall correspond with scheduling thereof and other conditions agreed periodically with the governmental Agencies with jurisdiction over matters of expenditure and financing.”

     “Article 16.- The amount of installments that Agencies shall allot annually to meet obligations derived from financial contracting shall be revised by the Ministry of Finance and Public Credit in order to include them in the National Expenditure Budget.”
CHAPTER IV
The Contracting of Loans by the Federal Government
     “Article 17.- The Federal Executive and its branches may contract loans only through the Ministry of Finance and Public Credit.
     The agencies mentioned in Sections II to VI of Article l. of this Law may only contract external financing with the previous authorization of the Ministry of Finance and Public Credit. In respect of internal financing, only the authorization of its governmental bodies is needed, in accordance with the procedure established in Article 6. of this Law.”

Exhibit 1(a)(v)

[TRANSLATION]
THE LAW OF THE SECURITIES MARKET
     “Article 7.- In order to be subject to public offering in the national territory, securities must be registered in the Registry.
     Any public offering abroad of securities issued in the United Mexican States or by Mexican corporations, directly or through a trust or similar or equivalent vehicle, should be notified to the Commission describing the principal information of the offer and complying with the general rules issued by the Commission.
     Persons making public offers of securities in accordance with the foregoing, have to expressly state in the information statement used for its offering, that the securities cannot be offered, nor traded in the Mexican territory, unless such transactions take place under the provisions of article 8 of this Law.”

Exhibit 1(a)(vi)

[TRANSLATION]
INTERNAL REGULATIONS OF THE
MINISTRY OF FINANCE AND PUBLIC CREDIT
     “Article 4°.- The representation, processing and resolution of all affairs within the competence of the Ministry of Finance and Public Credit, corresponds originally to the Minister.
     For the more efficient organization of work, the Minister may, without prejudice to the exercise directly of his authority, delegate his authority to subordinate public officials, pursuant to delegations that shall be published in the Official Gazette of the Federation.
     Article 7°.- Originally corresponds to the Undersecretaries the processing and resolution of all affairs which are competence of their subordinate administrative units, and also have the following powers:
     Article 17.- The competence of the Deputy Undersecretary for Public Credit is:
     VIII. To manage the Public Debt of the Federal Government and the Federal District;
     . . .
     X. To perform Federal Government powers regarding the negotiation and contracting of transactions in connection with the public credit, and execute with the Treasurer of the Federation all kinds of securities obligating the Federal Government; to represent the Ministry on such matter and execute the corresponding securities and documents. Likewise, to execute the powers of the Ministry regarding the authorization and registration of the indebtedness of the entities of the Federal Public Sector, including the development bank institutions;
     . . .
     XIV. To negotiate and execute, subject to superior instructions and, if necessary, execute financing transactions, options and derivatives and special schemes in which the Federal Government participates, including the support programs to the bank debtors;”

Exhibit 1(b)

Translation of the Presidential Decree issued by Felipe de Jesús Calderón Hinojosa, President of the United Mexican States, on December 19, 2007, authorizing the issuance of debt securities in the MTN Program for an amount equal to $30 billion dollars of the United States of America.
(Seal of the Office of the President of the United Mexican States.)
FELIPE DE JESÚS CALDERÓN HINOJOSA, President of the United Mexican States, in exercise of the power conferred upon me by fraction I of article 89 of the Political Constitution of the United Mexican States, in accordance with articles 2 of the Federal Revenue Law for the Fiscal Year 2007; 2 fraction I, 4, fractions I and V, and 5, fractions I, II and III of the General Law of Public Debt; and article 31, sections V and VI of the Organic Law of the Federal Public Administration and
CONSIDERING
     That in accordance with the National Development Plan for 2007-2012, the country requires more resources and to renew its real capacity in order to program with certitude its development for the long term, in an environment of healthy public finances to achieve a lasting balance between the needs of the Nation, acquiring payment compromises in amounts and conditions that can be supported by the next generations;
     That on November 3, 1993 the Federal Government established a program of issuance of medium term notes to be placed in different international markets up to the amount of five hundred million dollars of the United States of America, which was increased by the amount of one billion dollars of the United States of America through the Presidential Decree dated August 5, 1994, by three billion five hundred million dollars of the United States of America through the Presidential Decree dated November 15, 1995, by five billion dollars of the United States of America through the Presidential Decree dated April 1, 1998, by ten billion dollars of the United States of America through the Presidential Decree dated January 10, 2000, by ten billion dollars of the United States of America through the Presidential Decree dated December 27, 2001, by ten billion dollars of the United States of America through the Presidential Decree dated November 12, 2003, and by ten billion dollars of the United States of America through the Presidential Decree dated December 29, 2004;
     That Mexico’s credit image in the international financial markets, by virtue of the adequate use of the resources obtained and the efforts made in order to strengthen its political external links in economic matters, allows the placement of securities abroad with the purpose of the exchange and refinancing of external indebtedness, on the terms established by the applicable Federal Revenue Laws, and
     That the program mentioned in the second paragraph of the recitals of this Decree has had great acceptance in the international financial markets and that it is an ideal means to obtain credit resources, therefore it is convenient to increase it by thirty billion dollars of the United

States of America, up to the amount of eighty billion dollars of the United States of America, I have issued the following
DECREE
     FIRST.- The Ministry of Finance and Public Credit is authorized to issue and place abroad securities in an amount up to thirty billion dollars, legal currency of the United States of America, under the medium term notes program referred to in the second paragraph of the recitals section of this Decree.
     SECOND.- The Ministry of Finance and Public Credit is authorized to formalize all legal acts and contractual documents that may be necessary, as well as agreeing to and setting forth the traits of the issuance described in the First Article of this Decree, in accordance with article 4, fraction I of the General Law of Public Debt.
     Granted at the official residence of the Federal Executive Power, in Mexico City, Federal District, on the nineteenth of the month of December of the year two thousand and seven.
(Signature of the President of the United Mexican States)
THE MINISTER OF FINANCE
AND PUBLIC CREDIT
(Signature of the Minister of
Finance and Public Credit)
AGUSTÍN GUILLERMO
CARSTENS CARSTENS